EXHIBIT 5

[LETTERHEAD OF DAVIS POLK & WARDWELL]

October 23, 2006

Burger King Holdings, Inc.
5505 Blue Lagoon Drive
Miami, Florida 33126

Ladies and Gentlemen:

     We are acting as counsel for Burger King Holdings, Inc. (the “Registrant”) in connection with its Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Registrant under the Securities Act of 1933, as amended (the “1933 Act”), relating to the authorization of the issuance of 10,162,197 common shares, par value $0.01 per share (the “Shares”), under the Burger King Holdings, Inc. Equity Incentive Plan and 7,113,442 Shares under the Burger King Holdings, Inc. 2006 Omnibus Incentive Plan (collectively, the “Plans”).

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments relating to the issuance of the Shares as we have deemed necessary for the purpose of this opinion.

     Upon the basis of the foregoing, we are of the opinion that the Shares deliverable pursuant to the Plans have been duly authorized and, when and to the extent issued pursuant to the terms of the Plans, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/ Davis Polk & Wardwell